Exhibit 3.1(i)

FARMERS AND MERCHANTS BANCSHARES, INC.

ARTICLES OF INCORPORATION

First:           I, James R. Bosley, Jr., whose post office address is 4510 Lower Beckleysville Road, Suite H, Hampstead, Maryland 21074, being at least 18 years of age, do hereby form a Maryland corporation (the “Corporation”) under and by virtue of the General Laws of the State of Maryland.

Second:      The name of the Corporation is:

FARMERS AND MERCHANTS BANCSHARES, INC.

Third:         The purposes for which the Corporation is formed are as follows: (a) to exercise all of the powers of a bank holding company; and (b) to engage in any lawful act or activities permitted for a corporation organized under the laws of the State of Maryland.

Fourth:     The post office address of the principal office of the Corporation in this State is 4510 Lower Beckleysville Road, Suite H, Hampstead, Maryland 21074.

Fifth:          The name and post office address of the resident agent of the Corporation in this State are James R. Bosley, Jr., 4510 Lower Beckleysville Road, Suite H, Hampstead, Maryland 21074. The resident agent is an individual actually residing in this State.

Sixth:          The total number of shares of stock which the Corporation has authority to issue is Five Million (5,000,000) shares of common stock with a par value of One Cent ($.01) per share, for an aggregate par value of Fifty Thousand Dollars ($50,000.00).

Seventh:    The initial number of directors of the Corporation is 11, who shall be divided into four classes, as nearly equal in number as possible. Thereafter, the number of directors of the Corporation shall be as set forth in the Bylaws of the Corporation or as established by the Board of Directors from time to time in accordance with the Bylaws of the Corporation. The names of the initial directors who shall act until their successors are duly elected and qualify in accordance with the Corporation’s Bylaws are:

Class I: Roger D. Cassell; John J. Schuster, Jr.; and Paul F. Wooden, Jr.

Class II: James R. Bosley, Jr.; Kenneth W. Hoffmeyer; and Ronald W. Hux.

Class III: Bruce L. Schindler; J. Lawrence Mekulski; and Steven W. Eline.

Class IV: Edward A. Halle, Jr.; and T. Edward Lippy.

Eighth:       The following provisions are hereby adopted for the purposes of describing the rights and powers of the Corporation and of the directors and stockholders:

(a)          The Board of Directors of the Corporation is hereby empowered to authorize the issuance from time to time of shares of stock of any class, whether now or hereafter authorized, and securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as said Board of Directors may deem advisable, subject to such limitations and restrictions, if any, as may be set forth in the Bylaws of the Corporation.

(b)          The Board of Directors of the Corporation may classify or reclassify any unissued shares of capital stock by fixing or altering in any one or more respects, from time to time before issuance of such shares, the preferences, rights, voting powers, restrictions and qualifications of, the dividends on, the times and prices of redemption of, and the conversion rights of, such shares of capital stock.

(c)          Subject to the provisions of the Maryland General Corporation Law relating to the approval of Charter amendments by the Corporation’s stockholders, the Corporation reserves the right to amend its Charter so that such amendment may alter the contract rights, as expressly set forth in the Charter, of any outstanding stock, and any objecting stockholder whose rights may or shall be thereby substantially adversely affected shall not be entitled to demand and to receive payment of the fair value of his stock.

(d)          No holder of any stock or any other securities of the Corporation, whether now or hereafter authorized, shall have any preemptive right to subscribe for or purchase any stock or any other securities of the Corporation other than such, if any, as the Board of Directors, in its sole discretion, may determine and at such price or prices and upon such other terms as the Board of Directors, in its sole discretion, may fix; and any stock or other securities which the Board of Directors may determine to offer for subscription may, as the Board of Directors in its sole discretion shall determine, be offered to the holders of any class, series or type of stock or other securities at the time outstanding to the exclusion of the holders of any or all other classes, series or types of stock or other securities at the time outstanding.

(e)          Notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of the total number of shares of all classes of capital stock or of the total number of shares of any class of capital stock, such action shall be valid and effective if authorized by the affirmative vote of the holders of a majority of the total number of shares of all classes outstanding and entitled to vote thereon, except as otherwise provided in these Articles of Incorporation or the Bylaws of the Corporation.

(f)          In considering a potential acquisition of control of the Corporation, the Board of Directors of the Corporation may consider the effect of such potential acquisition of control on: (i) the stockholders, employees, suppliers, customers, and creditors of the Corporation; and (ii) the communities in which offices or other establishments of the Corporation are located.

The enumeration and definition of a particular power of the Board of Directors included in the foregoing is for descriptive purposes only and shall in no way limit or restrict the terms of any other clause of this or any other Article of these Articles of Incorporation, or in any manner exclude or limit any powers conferred upon the Board of Directors under the Maryland General Corporation Law now or hereafter in force.

Ninth:         No director or officer of the Corporation shall be liable to the Corporation or to its Stockholders for money damages except (a) to the extent that it is proved that such director or officer actually received an improper benefit or profit in money, property or services, for the amount of the benefit or profit in money, property or services actually received, (b) to the extent that a judgment or other final adjudication adverse to such director or officer is entered in a proceeding based on a finding in the proceeding that such director's or officer's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding, or (c) to the extent such exculpation is expressly prohibited by federal or Maryland law.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation on this 8th day of August, 2016, and I acknowledge the same to be my act.

/s/ James R. Bosley, Jr.
James R. Bosley, Jr.

The undersigned individual hereby consents to being designated as the resident agent for Farmers and Merchants Bancshares, Inc.

/s/ James R. Bosley, Jr.
James R. Bosley, Jr.